Exhibit 3.21


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                                   MUELLER CO.

        Mueller Co. (the "Corporation"), a corporation originally incorporated as H. Mueller Mfg. Co. on January 9, 1893 and organized and existing under, and by virtue of, the Business Corporation Act of 1983 of the State of Illinois, as amended (the "IBCA"), does hereby certify that these Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") set forth below have been duly adopted in accordance with Section 10.20 of the IBCA.


                                    ARTICLE I

         The name of the Corporation is Mueller Co.


                                   ARTICLE II

         The address of the Corporation's registered office is 801 Adlai Stevenson Drive, Springfield, Illinois 62703. The name of the Corporation's registered agent is Illinois Corporation Service Company.


                                   ARTICLE III

         Purpose or purposes for which the corporation is organized:

         The transaction of any or all lawful businesses for which corporations may be incorporated under the IBCA.


                                   ARTICLE IV

     A. Authorized Capital Stock.

         The Corporation shall have authority to issue 136,000 shares of capital stock, all of which shall be Common Stock, $5.00 par value ("Common Stock").

         The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred



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Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the IBCA.

   B. Designations and Rights.

         The designations and the powers, preferences and relative, participating, optional or other rights of the Common Stock and the qualifications, limitations or restrictions thereof are as follows:

         1. Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

                  a. Voting Rights: The holders of Common Stock shall vote as a single class and be entitled to one (1) vote per share on each matter submitted to a vote of the shareholders of the Corporation, provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Illinois Law.

                  b. Dividends: The holders of Common Stock shall be entitled to receive dividends at such times and in such amounts as may be declared thereof by the Board of Directors of the Corporation (the "Board of Directors") and shall share equally on a per share basis in all such dividends.

                  c. Liquidation Rights: In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payments of the debts and other liabilities of the Corporation, the assets of the Corporation available for distribution to shareholders shall be distributed ratably among the holders of the shares of Common Stock.

         2. No Cumulative Voting. Shareholders of the Corporation shall not have cumulative voting rights in any circumstance.


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                                    ARTICLE V

         The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The number of Directors of this Corporation shall be fixed by the by-laws of this Corporation, and may be increased or decreased from time to time by amendment to such by-laws. The shareholders hereby reserve the right to adopt, alter, amend or repeal by by-law relating to the number, tenure and qualifications of the Directors of the corporation.

         IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed by its Chief Executive Officer and President on August 4, 2004.

                                           MUELLER CO.
                                           By:    /s/ Dale B. Smith
                                                  -----------------------------
                                           Name:  Dale B. Smith
                                           Title: President and Chief Executive
                                                  Officer





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